AOL ISSUES STATEMENT

NEW YORK, NY – February 24, 2012 – AOL Inc. (NYSE: AOL) issued the following statement in response to Starboard Value LP’s Letter to the AOL Board

The recent improved earnings results of AOL Inc. (“AOL” or “the Company”) highlight the significant progress we are making in executing our strategy to improve AOL’s growth trajectory and create meaningful shareholder value. We ended 2011 with our best performance as a company in the past five years, with substantial growth in advertising revenue, improvements in legacy revenue streams, and significant cost reductions. Our stock price has acted in kind, appreciating approximately 80% from our 2011 low and 20% year-to-date.

AOL’s Board of Directors and management team consistently review the strategy and performance of the Company and have taken meaningful actions to enhance shareholder return including the divestiture of non-core assets, significant cost reduction, a meaningful buyback of Company equity, and the implementation of an accountable and performance-based culture to operate against our clear strategy.

AOL has held several meetings with Starboard Value LP to address their questions. AOL communicated our continued intent to simplify AOL’s business and our efforts to accelerate shareholder value creation. AOL has offered Starboard Value LP an opportunity to help shape the Company’s Board of Directors composition and size. Unfortunately, Starboard Value LP has a singularly focused agenda and rejected this productive path to address their stated concerns and drive increased shareholder value.

Our Board of Directors and management team remain firmly committed to creating value for all shareholders. We have a valuable patent portfolio and several months ago, prior to Starboard’s first letter, the AOL Board of Directors authorized the start of a process, and hired advisors, to realize the value of certain non-strategic patents. AOL has a clear plan to provide our consumers and customers with exceptional value, which we believe will lead to the creation of shareholder value. We will continue to aggressively execute and innovate on our strategy as we continue the turnaround of AOL.

About AOL

Having helped millions of Americans to get online, AOL Inc. (NYSE: AOL) is on a mission to inform, entertain and connect the world. The home of a world—class collection of premium brands, AOL creates original content that engages audiences on a local and global scale. We help marketers connect with these audiences through effective and engaging digital advertising solutions.

Media Contact:

Maureen Sullivan

Maureen.Sullivan@teamaol.com

212-206-5030

Investor Relations Contact:

Eoin Ryan

Eoin.Ryan@teamaol.com

212-206-5025

Important Information

AOL Inc. (“AOL”) will file with the Securities and Exchange Commission (“SEC”) and provide to its stockholders a proxy statement in connection with its 2012 annual meeting. STOCKHOLDERS ARE URGED TO READ THIS PROXY STATEMENT AND OTHER RELEVANT DOCUMENTS FILED BY AOL WITH THE SEC IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. Stockholders will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov and through the website maintained by AOL at http://ir.aol.com.

Certain Information Regarding Participants

AOL, its directors and certain of its officers may be deemed to be participants in the solicitation of AOL’s stockholders in connection with its 2012 annual meeting. Information regarding the names, affiliations and direct and indirect interests (by security holdings or otherwise) of these persons can be found in AOL’s proxy statement for its 2011 annual meeting, which was filed with the SEC on April 7, 2011. Additional information regarding these persons will also be included in the proxy statement to be filed by AOL with the SEC. Stockholders will be able to obtain a free copy of the proxy statement and other documents filed by AOL with the SEC from the sources listed above.